Filed Pursuant to Rule 433
Registration No. 333-233663

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the S&P 500® Index due February 5, 2025

Term Sheet to Pricing Supplement dated January 29, 2021

Summary of Terms		Investment Description
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)

•   Linked to the S&P 500® Index

•   Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Index

•   Automatic Call. If the Closing Level of the Index on any Call Observation Date is greater than or equal to the Starting Level, the securities will be automatically called, and on the related Call Payment Date, you will receive the principal amount plus the Call Premium applicable to that Call Observation Date

Call Observation Date                           Call Premium

February 3, 2022    6.00% of the principal amount

February 3, 2023    12.00% of the principal amount

February 5, 2024    18.00% of the principal amount

January 29, 2025     24.00% of the principal amount

•   Payment at Maturity. If the securities are not automatically called, the payment at maturity will be equal to or less than the principal amount per security depending on the Closing Level of the Index on the Final Valuation Date as follows:

o      If the level of the Index decreases, but the decrease is not by more than 10%:

You will be repaid the principal amount

o      If the level of the Index decreases by more than 10%:

You will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

•    Investors may lose up to 90% of the principal amount

•    Any positive return on the securities will be limited to the applicable Call Premium

•    All payments on the securities are subject to the credit risk of CIBC, and you will have no ability to pursue the securities included in the Index for payment; if CIBC defaults on its obligations, you could lose some or all of your investment

•    No periodic interest payments or dividends

•    No exchange listing; designed to be held to maturity or earlier automatic call

Term	Approximately 4 years (autocallable annually)
Reference Asset	The S&P 500® Index (Bloomberg ticker symbol “SPX”) (the “Index”)
Pricing Date	January 29, 2021
Issue Date	February 3, 2021
Principal Amount	$1,000 per security (100% of par)
Automatic Call	If the Closing Level of the Index on any Call Observation Date (including the Final Valuation Date) is greater than or equal to the Starting Level, the securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Observation Date. See “Call Observation Dates and Call Premiums” in this term sheet
Call Observation Dates	February 3, 2022; February 3, 2023; February 5, 2024; and January 29, 2025 (the “Final Valuation Date”)
Call Payment Date	Five business days after the applicable Call Observation Date (if the securities are called on the last Call Observation Date, the Call Payment Date will be the Stated Maturity Date)
Payment at Maturity	See “How the Payment at Maturity Is Calculated” in this term sheet
Stated Maturity Date	February 5, 2025
Starting Level	3,714.24, which was the Closing Level of the Index on the Pricing Date
Ending Level	The Closing Level of the Index on the Final Valuation Date
Threshold Level	3,342.816, which is 90% of the Starting Level
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	2.80%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13605WT84 / US13605WT849

The Issuer’s estimated value of the securities on the Pricing Date is $946.90 per security, which is less than the principal amount. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-8 of the accompanying pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This term sheet should be read in conjunction with the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the Closing Level of the Index from the Pricing Date to the applicable Call Observation Date (including the Final Valuation Date). The profile is based on the Call Premium of 6.00% for the first Call Observation Date, 12.00% for the second Call Observation Date, 18.00% for the third Call Observation Date and 24.00% for the final Call Observation Date, and the Threshold Level equal to 90% of the Starting Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual Call Observation Date on which the securities are called; (iii) if the securities are not automatically called, the actual Ending Level; and (iv) whether you hold your securities to maturity or earlier automatic call.

Hypothetical Returns

If the securities are automatically called:

Hypothetical Call Observation Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Payment Date	Hypothetical Pre-Tax Total Rate of Return
1st Call Observation Date	$1,060.00	6.00%
2nd Call Observation Date	$1,120.00	12.00%
3rd Call Observation Date	$1,180.00	18.00%
4th Call Observation Date	$1,240.00	24.00%

If the securities are not automatically called:

Hypothetical Ending Level	Hypothetical Percentage Change From the Hypothetical Starting Level to the Hypothetical Ending Level	Hypothetical Payment at Maturity per Security	Hypothetical Pre-Tax Total Rate of Return
99.99	-0.01%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%
Assumes a hypothetical Starting Level of 100.00. The hypothetical Starting Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Starting Level. The actual Starting Level is set forth under “Summary of Terms” above. For historical data regarding the actual Closing Levels of the Index, see the historical information set forth under the section titled “The S&P 500® Index” in the accompanying pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon an automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual Call Observation Date on which the securities are called; and (iii) if the securities are not automatically called, the actual Ending Level.

Call Observation Dates and Call Premiums

The Call Premium applicable to each Call Observation Date is a percentage of the principal amount that increases for each Call Observation Date based on a simple (non-compounding) return of approximately 6.00% per annum. The last Call Observation Date is the Final Valuation Date, and payment upon an automatic call on the Final Valuation Date, if applicable, will be made on the Stated Maturity Date.

Call Observation Date	Call Premium	Payment per Security upon an Automatic Call
February 3, 2022	6.00% of the principal amount	$1,060.00
February 3, 2023	12.00% of the principal amount	$1,120.00
February 5, 2024	18.00% of the principal amount	$1,180.00
January 29, 2025	24.00% of the principal amount	$1,240.00

Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Index significantly exceeds the Starting Level on the applicable Call Observation Date. You will not participate in any appreciation of the Index beyond the applicable Call Premium.

How the Payment at Maturity Is Calculated

If the Closing Level of the Index is less than the Starting Level on each of the Call Observation Dates, the securities will not be automatically called, and on the Stated Maturity Date, you will receive a payment at maturity per security determined as follows:

•	If the Ending Level is less than the Starting Level, but greater than or equal to the Threshold Level, the payment at maturity will be equal to $1,000

•	If the Ending Level is less than the Threshold Level, the payment at maturity will be equal to $1,000 minus

Any positive return on the securities will be limited to the applicable Call Premium, even if the Closing Level of the Index significantly exceeds the Starting Level on the applicable Call Observation Date. You will not participate in any appreciation of the Index beyond the applicable Call Premium. If the securities are not automatically called prior to the Final Valuation Date and the Ending Level is less than the Threshold Level, you will receive less, and possibly 90% less, than the principal amount of your securities at maturity.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Up To 90% Less, Than The Principal Amount Of Your Securities At Maturity.
•	The Potential Return On The Securities Is Limited To The Call Premium And May Be Less Than The Return On A Direct Investment In The Securities Included In The Index.
•	You Will Be Subject To Reinvestment Risk.
•	No Periodic Interest Will Be Paid On The Securities.
•	A Call Payment Date And The Stated Maturity Date May Be Postponed In Certain Circumstances.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

o	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.
o	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
o	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
o	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. CIBC, Wells Fargo Securities and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

The Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed to be used by CIBC. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CIBC. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the securities nor do they have any liability for any errors, omissions, or interruptions of the Index.

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